EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GBANK FINANCIAL HOLDINGS Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Common Stock, par value $0.0001 per share	Common Stock	Rule 457(c)	1,081,081	—	$33,610,808	0.00015310	$5,145.81

Total Offering Amounts					$33,610,808		$5,145.81
Total Fees Previously Paid							$0.00
Total Fee Offsets
Net Fee Due							$5,145.81

(1)

The offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and is based upon the closing price of $31.09 per share of the Registrant’s Common Stock on the OTCQX on March 5, 2025.